As filed with the Securities and Exchange Commission on April 4, 2002
Registration No. 000-24151

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐ Preliminary Proxy Statement	☐ Confidential,for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒    Definitive Proxy Statement

☐    Definitive Additional Materials

☐    Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

NORTHWEST BANCORPORATION, INC.
(Name of Registrant as Specified in Its Charter)

NOT APPLICABLE
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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NORTHWEST BANCORPORATION, INC.
421 West Riverside
Spokane, Washington 99201

April 5, 2002

Dear Shareholder:

You will find herein the following enclosures:

•	Notice of Annual Meeting of Shareholders to be held May 20, 2002

•	Proxy Statement

•	Proxy Card

•	Annual Report on Form 10-KSB (without exhibits) for the fiscal year ended December 31, 2001

•	Annual Report to Shareholders for the fiscal year ended December 31, 2001; the Report compares the consolidated financial operation for the two years ended December 31, 2001 and 2000.

As noted in the Proxy Statement, you are being asked at the Annual Meeting (1) to elect five Directors for a three-year term and, (2) to ratify the selection of Moss Adams, LLP as independent certified public accountants.

More information about the Annual Meeting is included in the enclosed Proxy Statement.

Please call Holly A. Austin (the Secretary of the Company) or myself (509-456-8888) with any questions that you may have concerning the enclosed material. Your vote is important. Whether or not you plan to attend the Annual Meeting, please take the time to vote now by signing and dating the enclosed proxy card and returning it in the enclosed self-addressed, stamped envelope as soon as possible. It is important that all individuals listed on the mailing label sign the proxy card.

Thank you for your cooperation and immediate attention given to this matter.

Sin	cerely,

/S/	RANDALL L. FEWEL

Ra	ndall L. Fewel
Pre	sident & Chief Executive Officer

NORTHWEST BANCORPORATION, INC.
421 West Riverside
Spokane, Washington 99201

Notice of Annual Meeting of Shareholders
to be held May 20, 2002

TO THE SHAREHOLDERS OF NORTHWEST BANCORPORATION, INC.:

The Annual Meeting of Shareholders of Northwest Bancorporation, Inc. (the “Company”) will be held in the facilities of Inland Northwest Bank situated at 421 West Riverside (corner of Riverside and Stevens), Spokane, Washington on Monday, May 20, 2002 at 5:30 p.m. (PDT) for the following purposes:

(1)    To elect five persons as Directors for a three-year term.

(2)    To consider and vote upon a proposal to ratify the selection of Moss Adams, LLP as independent certified public accountants for the fiscal year ending December 31, 2002.

(3)    To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

The close of business on March 29, 2002 has been designated as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

By	Order of the Board of Directors

/S/	WILLIAM E. SHELBY

Wi	lliam E. Shelby
Chairman

Spokane, Washington
April 5, 2002

Your Vote Is Important

We consider the vote of each shareholder to be important, whatever the number of shares held. Whether or not you are able to attend the Annual Meeting, please sign and date the enclosed proxy card and return it in the enclosed envelope at your earliest convenience. The prompt return of your proxy card will help to avoid further expense for your Company.

The Board of Directors recommends that you vote for (1) the five nominees for Director and (2) the ratification of Moss Adams, LLP as independent certified public accountants. Please return the enclosed proxy card promptly.

NORTHWEST BANCORPORATION, INC.
421 West Riverside
Spokane, Washington 99201

PROXY STATEMENT

Proxies, Solicitation and Voting

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Northwest Bancorporation, Inc. (the “Company”) for use at the Annual Meeting of Shareholders of the Company to be held in the facilities of Inland Northwest Bank situated at 421 West Riverside (corner of Riverside and Stevens), Spokane, Washington, on Monday, May 20, 2002 at 5:30 p.m. (PDT) or any adjournments thereof. This Proxy Statement was first mailed to shareholders on or about April 5, 2002.

The enclosed proxy, if properly signed and returned, will be voted in accordance with the instructions specified thereon. If no instructions are specified, the enclosed proxy will be voted for (1) the five nominees for Director and (2) the ratification of the selection of the independent certified public accountants. A shareholder who has delivered a proxy may revoke it at any time before it is exercised by filing an instrument of revocation with the Secretary of the Company or by delivering a duly signed proxy bearing a later date. A proxy may also be revoked by attending the Annual Meeting and notifying the Secretary that the shareholder intends to vote in person. Attendance at the Annual Meeting without requesting the opportunity to vote in person will not constitute the revocation of a proxy.

The close of business on March 29, 2002 has been designated as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. As of March 29, 2002, the Company had 1,719,585 shares of common stock outstanding, held of record by 468 shareholders. Each share of common stock outstanding on the record date for the Annual Meeting entitles the holder thereof to one vote on each matter to be voted on at the Annual Meeting (in the case of the election of Directors, one vote for each Director position up for election). Shareholders of the Company are not entitled to exercise cumulative voting rights in the election of Directors.

The holders of a majority of the shares outstanding on the record date for the Annual Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The five persons who receive a plurality of the votes cast at the Annual Meeting will be elected as Directors. A plurality of the votes cast at the Annual Meeting is required for the ratification of the independent certified public accountants. Abstentions and “broker non-votes” will be counted as shares that are present at the Annual Meeting for purposes of determining a quorum. Abstentions and “broker non-votes,” however, will not be counted as either votes for or against any item, which means that they will have no effect upon the election of Directors or the ratification of the selection of the independent certified public accountants.

1.    ELECTION OF DIRECTORS

Composition of Board of Directors and Staggered Terms

The Board of Directors of the Company currently consists of fourteen members and is divided into three classes. Directors within each class are elected to three-year terms, meaning that under ordinary circumstances, at any given time, approximately one-third of the Board of Directors would be in its first year of service, one-third would be in its second year of service and another one-third would be in its third year. The same persons currently serve as Directors of Inland Northwest Bank (the “Bank”), a wholly owned subsidiary of the Company.

The staggered term arrangements for Directors of the Company are the same as the staggered term arrangements for Directors of the Bank.

Nominees for Election As Directors at the Annual Meeting

Five of the fourteen present Director positions have terms expiring, and are up for election, at this Annual Meeting. The persons elected to such positions at the Annual Meeting will serve for a three-year term ending with the Annual Meeting to be held in 2005 or until their successors are duly elected and qualified. The Board of Directors has nominated the following five persons for election as Directors of the Company at this Annual Meeting. The Board of Directors recommends that the shareholders vote for the election of all five nominees.

Name	Age	Recent Business and Professional Experience
Dwight B. Aden, Jr.	59
Mr. Aden has been a director of the Bank and the Company since May 20, 1996. His term as a director will expire at the annual meeting of shareholders to be held in 2002. For the five years prior to his retirement, in 1997, Mr. Aden was a senior member and an owner of Jones & Mitchell Insurance Co., an insurance brokerage firm in Spokane, Washington.

Jimmie T.G. Coulson	68
Mr. Coulson has been a director of the Bank since its incorporation on May 26, 1989. He has been a director of the Company since March 30, 1992. Mr. Coulson’s current term as director will expire at the annual meeting of shareholders to be held in 2002. During the past five years, Mr. Coulson has been the President and Chief Executive Officer of The Coeur d’Alenes Company, a steel service center and fabrication facility located in Spokane, Washington.

Harlan D. Douglass	65
Mr. Douglass has been a director of the Bank since May 26, 1989. He has been a director of the Company since March 30, 1992. Mr. Douglass’s current term as a director of the Bank will expire at the annual meeting of shareholders to be held in 2002. Mr. Douglass’s primary business activities consist of the management of a diversified real estate business, including multifamily and commercial projects.

Freeman B. Duncan	55
Mr. Duncan has been a director of the Bank and the Company since May 20, 1996. His term as a director will expire at the annual meeting of shareholders to be held in 2002. Mr. Duncan is an attorney specializing in real estate matters.

Donald A. Ellingsen, M.D.	65
Dr. Ellingsen has been a director of the Bank and the Company since May 20, 1996. His term as a director will expire at the annual meeting of shareholders to be held in 2002. Prior to his retirement on June 30, 1998, Dr. Ellingsen was an ophthalmologist and a member of the Spokane Eye Clinic, Spokane, Washington.

Each of the nominees has consented to being named in this Proxy Statement and to serving as a Director if elected. The Company knows of no reason why any nominee would be unable or unwilling to serve if elected. If any nominee becomes unavailable for election, the persons named in the enclosed proxy will vote for such other nominee as the Board of Directors may recommend. There are no arrangements or understandings between any nominee and any other nominee.

Other Directors Not up for Election at the Annual Meeting

The following persons are the other nine Directors of the Company whose terms are not expiring at the Annual Meeting.

Name	Age	Recent Business and Professional Experience
Randall L. Fewel	53
Mr. Fewel is a director, President and Chief Executive Officer of the Bank. He has been a director of the Bank since May 16, 2000 and has served as President of the Company and President and Chief Executive Officer of the Bank since July 1, 2001. Mr. Fewel has been employed by the Bank since 1994. He previously served as its Chief Operating Officer and, prior to that, as its Senior Loan Officer. Mr. Fewel’s current term as a director will expire at the annual meeting of shareholders to be held in 2003.

Clark H. Gemmill	59
Mr. Gemmill has been a director of the Bank since its incorporation on May 26, 1989 and a director of the Company since March 30, 1992. Mr. Gemmill’s current term as a director will expire at the annual meeting of shareholders to be held in 2004. During the past five years, he has been a Vice President with UBS Paine Webber, a financial investment firm with a branch office in Spokane, Washington.

Bryan S. Norby	45
Mr. Norby has been a director of the Bank since August 15, 1989, and a director of the Company since March 30, 1992. Mr. Norby’s current term as a director will expire at the annual meeting of the Shareholders to be held in 2003. During the past five years Mr. Norby has been a certified public accountant and is Treasurer and Financial Analyst for a Boise, Idaho based business enterprise.

Richard H. Peterson	67
Mr. Peterson has been a director of the Bank since its incorporation on May 26, 1989. He has been a director of the Company since March 30, 1992. Mr. Peterson’s current term as a director will expire at the annual meeting of the shareholders to be held in 2003. During the past five years, Mr. Peterson was a Senior Vice President of First Union Securities at its branch in Spokane and currently is a Senior Vice President with Ragen MacKenzie, a financial investment firm, also with a branch office in Spokane, Washington.

Hubert F. Randall	73
Mr. Randall has been a director of the Bank since its incorporation on May 26, 1989 and has been a director of the Company since March 30, 1992. Mr. Randall’s current term as a director will expire at the annual meeting of the shareholders to be held in 2003. Mr. Randall retired in July 1990. For the five years prior to his retirement, he was the Executive Vice President and Chief Executive Officer of Kim Hotstart Manufacturing Company, Inc., a Spokane company specializing in the design and manufacture of heating systems for industrial engines.

Phillip L. Sandberg	69
Mr. Sandberg has been a director of the Bank since its incorporation on May 26, 1989. He has been a director of the Company since March 30, 1992. Mr. Sandberg’s current term as a director will expire at the annual meeting of shareholders to be held in 2004. For the five years prior to his retirement on October 20, 1998, Mr. Sandberg had been the President and Chief Executive Officer of Sandberg Securities, an independent investment services firm in Spokane, Washington.

Frederick M. Schunter	65
Mr. Schunter has been a director of the Bank since its incorporation on May 26, 1989 and, until his retirement on June 30, 2001, was President and Chief Executive Officer of the Bank. He has been a director of the Company since December 10, 1991 and was President of the Company prior to his retirement. Mr. Schunter’s current term as a director will expire at the annual meeting of shareholders to be held in 2004.

William E. Shelby	63
Mr. Shelby has been a director of the Bank since its incorporation on May 26, 1989. He has been a director of the Company since March 30, 1992. Mr. Shelby’s current term as a director will expire at the annual meeting of shareholders to be held in 2004. During the past five years Mr. Shelby has been the Vice President of Store Development for U.R.M. Stores, Inc.

James R. Walker	69
Mr. Walker has been a director of the Bank since its incorporation on May 26, 1989. He has been a director of the Company since March 30, 1992. Mr. Walker’s current term as a director will expire at the annual meeting of the shareholders to be held in 2004. Mr. Walker retired in 1995. For the five years prior to his retirement, he was the President and Chief Executive Officer of Hazen & Clark, Inc., a general contracting firm located in Spokane, Washington.

Committees and Meetings of the Board of Directors

The Board of Directors has an Audit and Examination Committee and a Nominating Committee. The members of the Audit and Examination Committee are Mr. Norby (who acts as Chairman), Mr. Sandberg (who acts as Vice Chairman), Mr. Aden, Mr. Duncan, Dr. Ellingsen and Mr. Walker. The Audit and Examination Committee held one meeting during the fiscal year ended December 31, 2001. The responsibilities of the Audit and Examination Committee include monitoring compliance with Board policies and applicable laws and regulations, holding periodic meetings with the Bank’s internal and external auditors and with the Bank’s examiners to receive reports and discuss findings, making recommendations to the full Board of Directors concerning the adequacy and accuracy of internal systems and controls, the appointment of auditors and the acceptance of audits, and monitoring management’s efforts to correct any deficiencies discovered in an audit or supervisory examination. The same directors also constitute the Audit and Examination Committee of the Bank.

The members of the Nominating Committee are Mr. Coulson (who acts as Chairman), Mr. Douglass, Mr. Duncan, Dr. Ellingsen, Mr. Fewel, Mr. Norby, Mr. Randall, Mr. Schunter and Mr. Shelby. The Nominating Committee held one meeting during the fiscal year ended December 31, 2001. The responsibilities of the Nominating Committee include selecting and recommending to the full Board of Directors nominees for election as Director at the Annual Meeting held each year, candidates to fill any Director vacancies, and persons for appointment as officers. Shareholders who wish the Nominating Committee to consider their recommendations for nominees for Director to be elected in 2003 should submit their recommendations in writing to the Nominating Committee in care of the Company’s Secretary at the Company’s principal executive office.

The Board of Directors held six meetings and Committees of the Board of Directors, in total, held two meetings during the fiscal year ended December 31, 2001. All of the Directors attended more than seventy-five percent of the aggregate of all meetings of the Board of Directors and the Committees on which they serve during the fiscal year ended December 31, 2001.

Audit Committee Report

The Audit Committee of the Board of Directors is composed of six directors who are independent Directors as defined by Rule 4200(a)(15) of the listing standards of the National Association of Securities Dealers. The Board of Directors has adopted a written charter for the Audit Committee; a copy of the Charter is attached as Appendix A.

The responsibilities of the Audit Committee include recommending to the Board of Directors an accounting firm to be engaged as the Company’s independent accountants. Management is responsible for the Company’s financial statements and the financial reporting process, including the system of internal controls. The independent accountants are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. The Audit Committee’s responsibility is to oversee these processes and the activities of the Company’s internal audit department

In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement On Auditing Standards No.61, “Communication with Audit Committees.”

The Company’s independent accountants also provided to the Audit Committee the written disclosures and the letter required by Independent Standards Board Standard No.1, “Independence Discussions with Audit Committees.” The Audit Committee also considered the compatibilities of non-audit services with the accountants’ independence.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the independent accountants the Company’s audited consolidated financial statements contained in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2001. The Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2001, as filed with the Securities and Exchange Commission.

The Audit Committee discussed with the Company’s independent accountants the overall scope and plans for their audit. The Audit Committee meets with the internal and independent accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

The aggregate fees billed by Moss Adams LLP for professional services for the audit of the Company’s annual consolidated financial statements for fiscal 2001 and the review of the consolidated financial statements included in the Company’s Annual Report on Form 10-KSB for fiscal 2001 were $34,500. There were no fees billed by Moss Adams LLP to the Company for financial information systems design and implementation for fiscal 2001. The aggregate fees billed to the Company for all other services rendered by Moss Adams LLP for fiscal 2001 were $22,398.

This report is submitted by the Audit Committee. Its members are:

Bryan S. Norby, Chairman
Phillip L. Sandberg, Vice Chairman
Dwight B. Aden, Jr.
Freeman B. Duncan
Donald A. Ellingsen, M.D.
James R. Walker

Officers

In addition to Mr. Fewel, the executive officers of the Company and its subsidiary are:

Holly A. Austin—Ms. Austin is 31 and is an officer of the Bank and Secretary of the Company. She has been employed by the Bank since June 1997. Prior to that time, between 1992 and 1997, Ms. Austin worked for a public accounting firm with offices in Spokane. She currently is Vice President and Cashier of the Bank.

Ronald M. Bower—Mr. Bower is 60 and joined the Bank in January 2000. For the five years prior to that time, Mr. Bower was Senior Vice President and Manager of Credit Risk Management for Eastern Washington and Northern Idaho for a regional financial institution with offices in Spokane. He currently is Executive Vice President and Chief Credit Officer of the Bank.

Christopher C. Jurey—Mr. Jurey is 52 and has been an officer of the Bank since 1991. He currently is Executive Vice President of the Bank and Chief Financial Officer of the Bank and the Company.

There are no family relationships among these directors and executive officers.

Remuneration of Directors and Officers

The following table sets forth information as to remuneration received by the three highest paid employees or officers of the Bank in the 2001 fiscal year. No officer or director of the Company has received any other remuneration or indirect financial benefit to date.

Name of individual or identity of group	Capacities in which remuneration was received	Aggregate annual remuneration for last fiscal year
Frederick M. Schunter	Former President and Chief Executive Officer (retired effective June 30, 2001)	$86,231	(1)
Randall L. Fewel	President and Chief Executive Officer (effective July 1, 2001—previously Executive Vice President and Chief Operating Officer)	$129,395
Christopher C. Jurey	Executive Vice President and Chief Financial Officer	$108,983

(1)
Does not include salary and bonus in the amount of $92,228 expensed by the Bank during the year but deferred as to payment until subsequent years by agreement of the parties. Does not include benefits under a retirement plan for Mr. Schunter, which is further described below. The net post-retirement cost recognized for this plan in fiscal year 2001 was $25,410.

Directors of the Bank (excluding the Chairman, Mr. Schunter (prior to his retirement) and Mr. Fewel) received an attendance fee in the amount of $200 per meeting and $100 per committee meeting. The Chairman receives a $400 attendance fee per meeting. Director/employees are not compensated for meeting attendance. Each director other than the Board Chairman, Mr. Schunter and Mr. Fewel also received 200 shares of Common Stock of the Company as additional compensation. The Board Chairman received 300 shares of Common Stock of the Company as additional compensation. No other compensation arrangement has been established for the directors of the Company as yet. The aggregate annual remuneration of executive and corporate officers and directors of the Bank as a group was $673,750 for fiscal year 2001.

The Bank has entered into employment agreements with Mr. Fewel, Mr. Jurey, Mr. Bower and Ms. Austin; these employment agreements provide for a continuous employment term until such time as the Bank notifies the employee that the Bank will establish an employment term of one (1) year commencing with the date of receipt of notice by the employee. For the fiscal year 2002, the fixed salary for Randall L. Fewel is $132,500 and for Christopher C. Jurey is $105,400.

The Bank has purchased and maintains a term life insurance policy on the life of the former Chief Executive Officer in the aggregate amount of $250,000. The Bank is the owner and beneficiary of life insurance policies on Mr. Schunter with a total face value of $226,274 and cash surrender value of $182,755 and $151,665 at December 31, 2001 and 2000, respectively.

Mr. Schunter has an un-funded retirement plan, which vested in full at retirement. The plan provides for monthly payments to the executive upon his retirement and, alternatively, to his surviving spouse in the event of his death, for a period of fifteen years following retirement. At December 31, 2001 and 2000, $213,216 and $205,564, respectively, had been accrued under this plan. This liability is recognized in accrued interest and other liabilities in the financial statements. The present value at retirement of the retirement benefit obligation was approximately $220,173. The un-funded benefit has been expensed over the period of service through the retirement date. The net post-retirement benefit cost recognized was $25,410 and $35,400 during the years ended December 31, 2001 and 2000, respectively.

Both the Bank and the Company are and will be highly dependent upon the services of Mr. Fewel and Mr. Jurey. Other than the Employment Agreements described herein, neither the Bank nor the Company have any specific arrangement with these individuals to assure that they will remain with the Bank or the Company and not compete upon termination of their employment.

Security Ownership of Management and Certain Security Holders of the Company

This information has been provided for the executive officers of the Bank. The Company does not have any compensated officers.

Title of Class	Name and Address of Owner	Amount Owned	Percent of Class (as of March 19, 2002)
Common Stock	Randall L. Fewel 421 W. Riverside, Suite 113 Spokane, WA 99201-0403	10,115.59%

Common Stock	Frederick M. Schunter 3259 S. High Drive Spokane, WA 99203	48,005	2.79%

Common Stock	Christopher C. Jurey 421 W. Riverside, Suite 113 Spokane, WA 99201-0403	14,349.83%

Officers and directors as a group own of record, to the knowledge of the Company, 470,761 shares of common stock of the Company, representing 27.38% of the outstanding shares of common stock. No shareholder presently owns more than ten percent (10%) of the outstanding shares of common stock of the Company.

Name of Holder	Title and Amount of Securities Called for by Options, Warrants or Rights	Effective Exercise Price(1)	Date Exercisable (if not currently vested) (2)	Expiration Date
Randall L. Fewel	option—1,467	8.35	n/a	January 1, 2005
	option—1,334	9.37	n/a	December 16, 2006
	option—1,213	10.72	20%—12/16/2002	December 15, 2007
	option—2,205	14.51	40%—12/15/2003	December 14, 2008
	option—2,205	14.51	60%—12/21/2004	December 20, 2009
	option—3,150	9.52	80%—12/19/2005	December 18, 2010
	option—10,000	10.00	100%—7/01/2006	June 30, 2011

Frederick M. Schunter(3)	option—2,935	8.35	n/a	January 1, 2005
	option—2,668	9.37	n/a	December 16, 2006
	option—1,940	10.72	n/a	December 15, 2007
	option—1,985	14.51	n/a	December 14, 2008
	option—1,323	14.51	n/a	December 20, 2009

Christopher C. Jurey	option—1,467	8.35	n/a	January 1, 2005
	option—1,334	9.37	n/a	December 16, 2006
	option—1,213	10.72	20%—12/16/2002	December 15, 2007
	option—2,205	14.51	40%—12/15/2003	December 14, 2008
	option—2,205	14.51	60%—12/21/2004	December 20, 2009
	option—2,100	9.52	80%—12/19/2005	December 18, 2010

(1)
The number of shares subject to the option has been increased to reflect the declaration of stock dividends after the options were granted and the stock split effective May 28, 1999; the exercise price also has been adjusted to correspond with the increase in shares.

(2)
The options granted to the above persons expiring December 16, 2006, December 15, 2007, December 14, 2008, December 20, 2009, December 18, 2010, and June 30, 2011 respectively, are subject to a vesting schedule of 20% per year after the first year. The non-vested percentage of options granted is shown for each year, along with the date when all options for each particular year will be fully vested.

(3)
Vested options as of December 31, 2001. Mr. Schunter’s last day of employment, for purposes of the vesting provision, is December 31, 2001 by agreement of the parties. Therefore, no options will vest after that date. The number of options and the price of each option set forth above will be adjusted for stock splits that may be declared prior to exercise.

Interest of Management and Others in Certain Transactions

The Bank has had, and may be expected to have in the future, deposits and loans in the ordinary course of business with directors, officers, their immediate families and affiliated companies in which they are principal shareholders, all of which have been, in the opinion of management, on the same terms, including interest rates and collateral, as those prevailing at the time for comparable banking transactions with others. The loan balance of any one related party is not material. The aggregate loan balances with related parties at December 31, 2001, was $2,315,205. Unused commitments were $2,157,657.

2.    RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors has selected Moss Adams, LLP, 601 West Riverside Avenue, Suite 1800, Spokane, Washington 99201 [(509) 747-2600] as independent certified public accountants to examine the consolidated financial statements of the Company and its subsidiary for the fiscal year ending December 31, 2002; the shareholders are asked to consider and vote upon the ratification of such selection. The Board of Directors recommends that the shareholders vote for ratification of the selection of Moss Adams, LLP as the independent certified public accountants.

Moss Adams, LLP and its predecessor McFarland & Alton, P.S. have examined the financial statements of the Bank since the Bank’s organization in 1989 and the consolidated financial statements of the Company and its subsidiaries since the Company became a holding company for the Bank in 1993. A representative of that accounting firm will be present at the Annual Meeting with the opportunity to make a statement if desired and to respond to appropriate questions.

OTHER BUSINESS

No other business is intended to be brought before the Annual Meeting by the Board of Directors, nor is the Board of Directors aware of any other business to be brought before the Annual Meeting by others. If, however, any other business properly comes before the Annual Meeting, the enclosed proxy authorizes the persons named in the proxy to vote on such other business in their discretion.

ADDITIONAL INFORMATION

Proposals of Shareholders

Shareholders who intend to have a proposal considered for inclusion in the Company’s proxy materials for presentation at the Annual Meeting to be held in 2003 must submit the proposal to the Company no later than December 13, 2002. The Company reserves the right to reject or take other appropriate action with respect to any proposal that does not comply with these and any other applicable requirements.

Expenses

All expenses incurred in connection with the solicitation of proxies will be borne by the Company. The Company will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of common stock held in their names.

Directors, officers, and employees of the Company and the Bank may also solicit proxies by mail, telephone and personal contact, but they will not receive any additional compensation for these activities.

Annual Report

The Annual Report on Form 10-KSB (without exhibits) of the Company for the fiscal year ended December 31, 2001 is also enclosed along with this Proxy Statement. The consolidated financial statements of the Company (appearing under the heading “Northwest Bancorporation, Inc. and Subsidiary, Independent Auditor’s Report and Financial Statements, December 31, 2001 and 2000” in the Annual Report) and the information regarding lack of changes in or disagreements with accountants of the Company (appearing in Part II, Item 3 of the Annual Report) which are contained in the Annual Report are incorporated by reference herein.

By	Order of the Board of Directors

/S/	WILLIAM E. SHELBY

Wi	lliam E. Shelby
Ch	airman

April	5, 2002

Northwest Bancorporation, Inc.

Inland Northwest Bank

Audit Committee Charter

(Adopted by the Board of Directors July 18, 2001)

I.	Organization

The Board of Directors of Northwest Bancorporation, Inc. (the “Company”) has adopted the following Audit Committee Charter establishing the authority and responsibility of the Audit Committee of the Company and its subsidiary, Inland Northwest Bank (the “Bank”). The Committee shall consist of not less than three disinterested directors who are free of any relationship to the Company and the Bank that would interfere with their independence from management of the Company or the Bank; these members will be selected and approved by the Board annually. The Board shall appoint one of the members of the Committee as Chairperson.

II.	Statement of Policy

The primary function of the Audit Committee is to assist the Directors in fulfilling their oversight responsibilities of reviewing (1) the financial information which will be provided to the shareholders and others; (2) the effectiveness of management’s system of internal controls; and (3) the audit process. Each member of the Audit Committee, in the performance of such member’s duties, shall be fully protected in relying on information, opinions, reports or statements prepared or presented by Company or Bank officers or employees, or committees of the Board of Directors or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence. In addition, the Audit Committee will maintain free and open communication with the Board, the external auditors, the internal auditor, and the financial management of the Company and the Bank.

III.	Member Qualifications and Independence

Certain relationships between directors and the Company and its affiliates may interfere with the exercise of their independence from management and the Company. An independent director is a director who meets the independency requirements of the NASDAQ Stock Market, Inc.

An additional director may be appointed in exceptional and limited circumstances by the Board, who does not meet the independency standards adopted by this Charter. The Board shall determine that such appointment is in the best interests of the shareholders and provide for disclosure of the reasons for the appointment in the proxy statement.

The Committee members shall promptly inform the Board of any fact or circumstance that will impair their independence.

All members must be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statements. At least one director must have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a chief executive or financial or other senior officer with financial oversight responsibilities.

IV.	Responsibility

A.	Oversight of the External Audit Process:

The external auditors, in the performance of their services to the Company, are ultimately responsible to the Board of Directors. To this end the Committee will:

•	Review the audit plan of the external auditors for the annual audit of the financial statements, including scope, fees, and qualifications;

•	When appropriate, make recommendations to the Board as to the selection, evaluation, or replacement of the external auditors;

•	Review the auditors’ written disclosure of any relationships with the Company and the Bank, which could affect the auditor’s independence

•	Review the audited financial statements, the required communication to the Committee, the assessment of internal controls, and the recommendations to management as presented by the external auditors;

•	Hold an exclusive session with the external auditors, generally in conjunction with the review of the audited financial statements, to facilitate free and open discussion between the two parties.

B.	Oversight of the Effectiveness of Management’s System of Internal Controls and the Internal Audit Function.

The Committee shall monitor the effectiveness of management’s system of internal controls via reports from the Internal Auditor. The Internal Auditor will generally meet quarterly with the Committee providing assessments of the Bank’s adherence to various policies, procedures and regulatory requirements. These meetings shall provide a forum for open discussion between the Committee and the Internal Auditor. The Chairman of the Committee shall report to the Board in summary the content of the Committee meetings.

The Committee shall monitor risk to the Bank through review and approval of the Annual Risk Assessment as submitted by the Internal Auditor. Audits are to be scheduled according to the risk assessment with results and management’s responses being reported to the Committee. The Internal Auditor reports directly to the Audit Committee, maintaining independence from management. The authority and responsibility of the internal audit function is defined in the Internal Audit Policy in affect from time to time.

The Committee also will investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, it is appropriate to do so.

V.	Record keeping Requirements

Minutes of the Committee meetings will be retained permanently in the Corporate Office. All materials presented to the Committee will be retained in the Office of the Internal Auditor.

NORTHWEST BANCORPORATION, INC.
421 W. Riverside
Spokane, Washington 99201

The undersigned hereby constitutes and appoints RANDALL L. FEWEL, WILLIAM E. SHELBY or HOLLY A. AUSTIN, and each of them, proxies of the undersigned, with full power of substitution, to vote all shares of the undersigned which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of NORTHWEST BANCORPORATION, INC. to be held on Monday, May 20, 2002 at 5:30 p.m. (PDT) or any adjournments thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE BELOW ITEMS. THIS PROXY WILL BE VOTED IN ACCORDANCE WITH ANY SPECIFICATIONS MADE BELOW. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE BELOW ITEMS.

(1)	Election of five Directors for a three-year term.

	Nominees: Dwight B. Aden, Jr., Jimmie T.G. Coulson, Harlan D. Douglass, Freeman B. Duncan, Donald A. Ellingsen, M.D.	FOR ALL ☐	WITHHOLD ALL ☐	FOR ALL EXCEPT ☐

Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name below:

(2)	Ratification of the selection of Moss Adams, LLP as independent certified public accountants for the fiscal year ending December 31, 2002.	FOR ☐	AGAINST ☐	ABSTAIN ☐

(3)	To vote in their discretion upon such other matters as may properly come before the Annual Meeting.	FOR ☐	AGAINST ☐	ABSTAIN ☐

(To be signed on the other side)

NORTHWEST BANCORPORATION, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF
DIRECTORS FOR THE ANNUAL MEETING OF
SHAREHOLDERS TO BE HELD ON MAY 20,
2002 AT 5:30 P.M. (PDT) AT

INLAND NORTHWEST BANK
421 WEST RIVERSIDE
SPOKANE, WASHINGTON 99201

PLEASE FILL IN, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

Shareholder’s signature must agree with name appearing on mailing label. If the shares are held in joint tenancy, all parties to the joint tenancy must sign. When signing the proxy as attorney-in-fact, personal representative, trustee, or guardian, please indicate capacity in which you are signing.

	Shareholder’s Signature	Date

MAILING LABEL	Shareholder’s Signature	Date
(OVER)

To Our Shareholders

For the first time in the twelve-year history of the Company, we are able to report net after-tax income in excess of $1 million. As you will see in the financial statements, net income was $1,188,815. Our previous best year was 1998, when we achieved $947,087. Net Income for 2001 represents a 26% improvement over that, and a 49% improvement over 2000. It also gives us great pleasure to be able to say that this represents the 11th consecutive year of profitability.

While we are extremely proud of this accomplishment, particularly in light of the unique challenges faced in 2001, we are not satisfied with these results. Our sights are set high for 2002 with the goal of again achieving a double-digit increase in net income. Before explaining how we believe this can be accomplished, let us review some of the significant events that occurred last year.

2001

•
The Federal Reserve lowered interest rates an unprecedented 11 times, totaling a 4.75% decrease. The prime rate started the year at 9.50% and ended the year at 4.75%. Interest rates have not been this low since John F. Kennedy was President. Despite this precipitous drop in rates, your Bank maintained an adequate net interest margin.

•	The economy entered into a recession for the first time in 8 years, resulting in large increases in unemployment. Washington State currently has the second highest unemployment rate in the country.

•
The horrible tragedy of September 11th intensified the slowdown and continues to have a negative impact on the economy. However, it also has had the positive effect of rekindling patriotism in many Americans and causing many people to refocus their priorities. It was very heartening to see many Bank employees and customers demonstrate their compassion for the victims through various charitable efforts and patriotic measures.

•	With the help of the dramatic decline in interest rates, the mortgage department had its best year ever, by far, and made a significant contribution to the Company’s bottom line.

•
Total assets came close to reaching the major milestone of $200 million. For the year, the size of your Bank grew by 11% in a down economy. The Bank should definitely pass the $200 million asset mark in 2002.

•	Total demand deposits surpassed $80 million for the first time, representing 16% growth over 2000.

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•	Total deposits topped $150 million—also a record. They were up 9% from last year.

•
Ground was broken on a new branch in Coeur d’Alene, Idaho, which will replace the existing leased facility on Sherman Avenue. The new bank-owned branch will open June 3, 2002, and will be twice the size with twice the number of drive through lanes as the existing branch.

•
Several important technological advances were made in 2001. The Bank’s personal computers were networked together, contributing to improved internal and external communications and enabling us to achieve certain operating efficiencies. Internet banking was introduced late in the year, and numerous compliments have been received from customers on how easy it is to use. Our website was dramatically upgraded in December and shareholders are encouraged to check it out at www.inb.com. (Quarterly earnings announcements and other information of interest to shareholders are posted on the website. Just click the “What’s New” button once you are at our site.)

•
As of July 2001, transactions in the Company’s stock are being posted on the Internet. Our symbol is NBCT and one can now electronically pull up key information on our stock. The information available varies from site to site. EarthLink-Finance and MSN Money, for example, have a graph of our stock price over the last year. Yahoo! Finance has the 52-week high and low, and the price and volume of the most recent trade. EarthLink also shows earnings per share (EPS) and the price/earnings (P/E) ratio. Having this information more readily available should enhance trading in the stock.

•
There was some deterioration in the quality of the loan portfolio in 2001. The Bank has been very proactive in identifying and dealing with problem loans. We have increased the provision for loan losses to maintain the loan loss reserve at a level very comparable to that of other banks our size. Increasing the loan loss provision does have the effect of reducing the Bank’s net income for the year; we believe conservative practices like this, however, are important for the continued growth and stability of the Bank.

•
The branches experienced five bank robberies in 2001, more than ever before in a single year. Fortunately, none of our employees were hurt and no customers were ever in any danger. The tellers all did an excellent job of keeping our losses to a bare minimum. This is a very unpleasant part of our business, and we devote a significant amount of time and money to the security and training of our people.

•
On June 30, 2001, Frederick M. Schunter, our founding President and Chief Executive Officer, retired. He was honored by employees, the Board of Directors, and the Spokane business community in several celebrations for his many significant contributions. Under Fred’s leadership, your Company has grown from $3.5 million in equity when it was founded in 1989, to more than $15.5 million today. He continues to serve on the Board of Directors and several key board committees. We

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are very fortunate to continue to benefit from Fred’s banking wisdom and experience on the Board.

2002

We believe 2002 will be the Company’s best year yet because of many factors, some tangible and some intangible. Here are a few of them:

•
First and foremost is the quality of our employees. They are second-to-none. It has always been the highest priority at the Bank to attract and retain the best people, and, from the feedback received from our customers, we are doing a good job in this area. Our wages and benefits are extremely competitive but, more importantly, we have worked hard to empower the employees so they can provide the best possible customer service. Our lenders and branch managers strive to become trusted advisors to their customers. They are encouraged to be creative, consultative, value-added problem solvers, which solidifies the relationships upon which the bank has been built.

•
Several employee recognition programs have been implemented, such as “Employee of the Month” and the “President’s Award.” Our employees are truly what separate us from the competition, and we are working hard to insure they are properly recognized and rewarded.

•	All branches and major profit centers of the Bank are now profitable, including the mortgage department, which is making a significant contribution.

•	The economy is forecasted to begin to improve by around mid-year.

•
Our new branch in Coeur d’Alene, along with the addition last year of a very key individual there (Ron Jacobson, Senior Vice President and North Idaho Division Manager), should provide for a much bigger contribution to the Bank’s growth and profitability by the Idaho branches. We believe the North Idaho market is extremely important to the future of the Company and have invested the necessary resources to support our development efforts there.

•
We expect a net increase of only two full-time employees over the course of the year, yet forecast growing the Bank’s assets by about $14 million. We currently have about $2 million in assets for every full-time employee, so achieving these projections will result in better operating efficiency and better utilization of the assets.

•	Technological investments and enhancements made in 2001 will begin bearing fruit this year.

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•	Beginning in August of 2000, the senior management team embarked on a program of reevaluating every major expense category of the Bank. This has resulted in significant ongoing cost savings.

•	The senior management team has also been evaluating numerous possible sources of new revenue for the Bank. Several ideas have been implemented which are generating additional fee income.

Assurances

We would like to conclude by making certain assurances to you, our shareholders. While these statements have been true right from the beginning of the Company, it is important to articulate them today, in light of some of the negative happenings that have been occurring elsewhere in corporate America.

First, senior management is committed to timely and accurate communication of financial results to shareholders and the news media. We are also committed to the production of statements that fully recognize and disclose the financial condition of the Company to regulators, auditors, the Board of Directors, shareholders, and other interested parties.

Second, the audit function of the Bank and the Company continues to be strong and independent. Our external auditors report directly to the Board of Directors. They are extremely thorough and totally professional. The Company hired a full-time internal auditor six years ago. This person delves into every facet of bank operations and reports directly to the Audit Committee of the Board. He, too, is very thorough and detail-oriented. While he coordinates and communicates with the senior management of the Bank, he has a clear understanding that he is independent and that his responsibilities are to the Board of Directors.

Finally, you can be assured that your Board of Directors is ever vigilant in its oversight of management. They ask tough questions and they spend many hours reviewing detailed reports. At appropriate times during the year, the Board Audit Committee meets with both the external and internal auditors without management being present. Through various other board committees, the Directors can and do probe into all key areas of the Bank and hold management accountable to reach the goals and adhere to the policies of the Company.

In conclusion, we are proud of what was accomplished in 2001 and intend to do even better this year. We thank you for your continued support and hope that you will attend the shareholder meeting on May 20th. We also would like to ask each one of you to consider sending us at least one referral this year! With over 500 shareholders, think of the new business that would be generated, and how this would further enhance your investment!

/S/ WILLIAM E. SHELBY William E. Shelby Chairman	/S/ RANDALL L. FEWEL Randall L. Fewel President & CEO

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